As filed with the Securities and Exchange Commission on November 15, 1999
                           Registration No. _________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         T. ROWE PRICE ASSOCIATES, INC.
             (Exact name of registrant as specified in its charter)

           Maryland                                       52-0556948
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or organization)


       100 East Pratt Street
        Baltimore, Maryland                                   21202
(Address of principal executive offices)                   (Zip Code)

         T. ROWE PRICE ASSOCIATES, INC. 1998 DIRECTOR STOCK OPTION PLAN
                              (Full title of plan)

   (Name, address and telephone
   number of agent for service)                         (Copy to:)
          George A. Roche                       Robert W. Smith, Jr., Esquire
   T. Rowe Price Associates, Inc.           Piper Marbury Rudnick & Wolfe L.L.P.
       100 East Pratt Street                       36 South Charles Street
     Baltimore, Maryland 21202                    Baltimore, Maryland 21201
          (410) 345-2099                              (410) 539-2530



                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                              Proposed           Proposed
                                            Amount            Maximum             Maximum           Amount of
                                            to be             Offering           Aggregate         Registration
Title of Securities to be Registered      Registered     Price Per Unit(2)   Offering Price(2)         Fee
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------===================
Common Stock (par value $0.20             400,000(1)           $35.94           $14,376,000           $3,997
per share)
===================================================================================================================

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of T. Rowe Price Associates, Inc. Common Stock reported on the Nasdaq National Market on November 11, 1999 (i.e., $35.94).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I, to the extent applicable, is included in documents sent or given to the participants in the T. Rowe Price Associates, Inc. 1998 Director Stock Option Plan pursuant to Rule 428 under the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents have been filed by T. Rowe Price Associates, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") and are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998, and Quarterly Reports on Forms 10-Q for the quarters ended March 31 1999, June 30, 1999 and September 30, 1999;

         (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since December 31, 1998; and

         (c) Description of Common Stock of the Company contained or incorporated in the registration statements filed by the Company under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable because the class of securities to be offered is registered under Section 12 of the Securities Exchange.

Item 5.  Interests of Named Experts and Counsel.

     None.

Item 6.  Indemnification of Directors and Officers.

     Directors and officers of the Company are indemnified to the full extent provided by Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, and under Article Eighth, Section 7 of the Company's Charter.

     As permitted under Subsection (k) of Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such whether or not the Company would have the power to indemnify such persons under the provisions of the Maryland law governing indemnification.

     As permitted by Maryland law, Article Eighth, Section 8 of the Company's Charter limits the monetary liability of the Company's directors and officers to the Company and its stockholders to the maximum extent permitted by Maryland law in effect from time to time. Section 8 of Article Eighth provides as follows:

     Section 8. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------

4.1 T. Rowe Price Associates, Inc. 1998 Director Stock Option Plan (incorporated by reference from the Company's definitive proxy statement for the annual meeting of the stockholders held on April 16,
          1998)

4.2       Form of Non-Qualified Stock Option Agreement

5.0 Opinion of Piper Marbury Rudnick & Wolfe L.L.P., as to the legality of the securities being offered (includes Consent of Counsel)

23.1 Consent of Piper Marbury Rudnick & Wolfe L.L.P. (included in the opinion filed as Exhibit 5.0 to this Registration Statement)

23.2      Consent of Independent Accountants

24.0      Powers of Attorney

Item 9.  Undertakings.

     The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on the 10th day of November, 1999.

                                   T. ROWE PRICE ASSOCIATES, INC.



                                   By: /s/ George A. Roche
                                       ----------------------------
                                           George A. Roche
                                           Chairman of the Board of Directors,
                                           President and Managing Director


Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                                                    Title                                       Date
---------                                                    -----                                       ----

Principal Executive Officer:


/s/  George A. Roche                          Chairman of the Board of Directors,                  November 10, 1999
-----------------------------                   President and Managing Director
     George A. Roche



Principal Financial and Accounting Officer:


/s/  Alvin M. Younger, Jr.                Managing Director, Chief Financial Officer,              November 10, 1999
-----------------------------                       Treasurer and Secretary
     Alvin M. Younger, Jr.


A Majority of the Board of Directors:

James E.  Halbkat,  Jr.,  Donald B.  Hebb,  Jr.,  Henry H.  Hopkins,  James A.C.
Kennedy,  John H. Laporte,  Richard L. Menschel,  William T. Reynolds,  James S.
Riepe, George A. Roche, Brian C. Rogers,  Robert L. Strickland,  M. David Testa,
Philip C. Walsh and Anne Marie Whittemore


By:  /s/ George A. Roche                       For himself and as Attorney-in-Fact                  November 10, 1999
     ------------------------
       George A. Roche

                                  EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION                                                                 PAGE

4.1       T. Rowe  Price  Associates,  Inc.  1998  Director  Stock  Option  Plan       N/A
          (incorporated  by  reference  from  the  Company's   definitive  proxy
          statement for the annual meeting of the stockholders held on April 16,
          1998)

4.2       Form of Non-Qualified Stock Option Agreement                                  7

5.0       Opinion of Piper Marbury Rudnick & Wolfe L.L.P., as to the legality of       12
          the securities being offered (includes Consent of Counsel)

23.1      Consent  of Piper  Marbury  Rudnick & Wolfe  L.L.P.  (included  in the       12
          opinion filed as Exhibit 5.0 to this Registration Statement)

23.2      Consent of Independent Accountants                                           13

24.0      Powers of Attorney                                                           14
